                                                                 Exhibit (a)(10)

WORLDWIDE SPORTS AND RECREATION, INC. EXTENDS TENDER OFFER             Page: 1
FOR COMMON STOCK OF BOLLE INC. UNTIL 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2000


                                 FOR:  Bolle Inc.


                         APPROVED BY:  Martin E. Franklin
                                       Chairman of the Board
                                       Bolle Inc.
                                       914-967-9400

                                       Richard R. Kracum
                                       Chairman
                                       Worldwide Sports and Recreation, Inc.
                                       312-255-4820


FOR IMMEDIATE RELEASE        CONTACT:  Investor Relations:
---------------------
                                       Shannon Moody/Natasha Boyden
                                        Press: David Nugent/Ellen Paz
                                       Morgen-Walke Associates
                                       212-850-5600

           WORLDWIDE SPORTS AND RECREATION, INC. EXTENDS TENDER OFFER
              FOR COMMON STOCK OF BOLLE INC. UNTIL 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2000

     Denver, Colorado and Kansas City, Kansas - January 4, 2000, Worldwide Sports and Recreation, Inc. and Bolle Inc. today announced that Shade Acquisition, Inc., Worldwide Sports' wholly owned subsidiary, has extended its tender offer to acquire at $5.25 net per share in cash all of the outstanding shares of common stock of Bolle Inc. (Amex: BLE). The tender offer had previously been scheduled to expire at 12:00 midnight New York City time on Tuesday, January 4, 2000. Worldwide Sports and Bolle also announced today that the Merger Agreement by and among Worldwide Sports, Shade Acquisition and Bolle had been amended to extend the date by which Shade Acquisition shall have obtained sufficient financing to consummate the merger to February 7, 2000. As of 5:00 p.m., New York City time on January 4, 2000, approximately 6,207,634 shares of Bolle common stock representing approximately 87% of the total outstanding shares had been validly tendered and not withdrawn pursuant to the tender offer.

     Morrow & Co., Inc. (212-754-8000) is acting as the Information Agent for the tender offer.

WORLDWIDE SPORTS AND RECREATION, INC. EXTENDS TENDER OFFER            Page: 2
FOR COMMON STOCK OF BOLLE INC. UNTIL 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, FEBRUARY 7, 2000


     Bolle Inc. (Amex: BLE), is a vertically integrated designer, manufacturer and marketer of

                              ~ more ~


     Bolle(R) branded eyewear, including Bolle(R) premium sunglasses, goggles, and tactical and safety eyewear. Bolle is also the exclusive North American distributor of the Reusch line of winter gloves for sports.

     Worldwide Sports & Recreation Inc. is a branded durable consumer products company based in Kansas City, Kansas. Worldwide Sports is a leading supplier of high quality sports optics including binoculars, telescopes, riflescopes and laser range finders marketed under the Bushnell, Voit and Bausch & Lomb brand names.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bolle Inc.'s actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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